Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Fourth Quarter EPS of $1.29
2017 Fourth Quarter

•	Net earnings of $309.6 million, or $1.29 per diluted share, compared to $313.5 million, or $1.31 per diluted share, as adjusted for Class B stock dividend

•	Strategic, one-time transaction projected in Q4 2017 shifted into Q1 2018, thereby benefiting from a lower federal tax rate

•	Deliveries of 8,633 homes – up 5%

•	New orders of 7,357 homes – up 12%; new orders dollar value of $2.8 billion – up 18%

•	Backlog of 8,935 homes – up 17%; backlog dollar value of $3.6 billion – up 23%

•	Revenues of $3.8 billion – up 12%

•	Lennar Homebuilding operating earnings of $478.8 million, compared to $436.7 million

•	Gross margin on home sales of 22.4%, compared to 23.3%

•	S,G&A expenses as a % of revenues from home sales improved to 8.4%, compared to 8.7%

•	Operating margin on home sales of 14.0%, compared to 14.6%

•	Lennar Financial Services operating earnings of $42.1 million, compared to $51.4 million

•	Rialto operating earnings (net of noncontrolling interests) of $2.2 million, compared to $8.0 million

•	Lennar Multifamily operating earnings of $38.6 million, compared to $41.4 million

•	Lennar Homebuilding cash and cash equivalents of $2.3 billion

•	Lennar issued $300 million of 2.95% senior notes due 2020 and $900 million of 4.750% senior notes due 2027 primarily to fund cash portion of proposed CalAtlantic merger

•	No outstanding borrowings under the $2.0 billion credit facility

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 34.4%
2017 Fiscal Year

•	Net earnings of $810.5 million, or $3.38 per diluted share, compared to net earnings of $911.8 million, or $3.86 per diluted share, as adjusted for Class B stock dividend

•	Lennar Homebuilding pretax loss due to litigation of $140 million

•	Deliveries of 29,394 homes – up 11%

•	New orders of 30,348 homes – up 11%

•	Revenues of $12.6 billion – up 15%

(more)

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Miami, January 10, 2018 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2017. Fourth quarter net earnings attributable to Lennar in 2017 were $309.6 million, or $1.29 per diluted share, compared to $313.5 million, or $1.31 per diluted share in the fourth quarter of 2016, as adjusted for Class B stock dividend. Net earnings attributable to Lennar for the year ended November 30, 2017 were $810.5 million, or $3.38 per diluted share, compared to $911.8 million, or $3.86 per diluted share for the year ended November 30, 2016, as adjusted for Class B stock dividend.
Stuart Miller, Chief Executive Officer of Lennar Corporation, said, "We are pleased to announce a strong fourth quarter and fiscal 2017, as we continued to execute on our strategies in all of our operating businesses. Although we missed fourth quarter, bottom-line guidance because a single, strategic transaction shifted into the first quarter of 2018, our core operating performance exceeded expectations. The proceeds from the shifted transaction will now benefit from a much lower federal tax rate.”
Mr. Miller continued, “Our fourth quarter operating success was driven by focused execution in the field, favorable economic conditions in our markets and by managing a quick rebound from the two major hurricanes we experienced at the beginning of the quarter. Our results also benefitted from strong demand for homes, low unemployment, favorable interest rates and increased consumer confidence. General enthusiasm for the strength of the economy, combined with the added tailwinds of recent tax law changes, continue to propel the housing market forward.”
“Our homebuilding operating strategies produced strong results in the fourth quarter as our gross and operating margins were 22.4% and 14.0%, respectively, while our home deliveries and new orders increased 5% and 12%, respectively, compared to last year. Additionally, we continue to focus on strategic innovation in every aspect of our business to drive down S,G&A expenses and improve profitability.”
“Complementing our homebuilding business, our Financial Services business reported earnings of $42.1 million in our fourth quarter. Although these results are down 18% from the prior year, the decrease was primarily due to a significantly lower number of refinance transactions.”
"Our Multifamily business generated $38.6 million of earnings in the fourth quarter, driven by the sale of two apartment properties by its joint ventures. With its $9.1 billion geographically diversified pipeline of multifamily product, this segment continues to grow while capitalizing on future development opportunities.”
“Our homebuilding business and financial services operations continue to be the primary drivers of our quarterly results and earnings growth, while our ancillary segments continue to mature as independent businesses and create significant value.”
Mr. Miller concluded, "Our company is very well positioned for future growth and we look forward to another strong year in 2018. Our pending strategic combination with CalAtlantic, which is scheduled to close on February 12, 2018, will add to the future growth of our company as we strategically combine two great companies in markets that we know well with products that we know well, to create the leading homebuilder in the country.”

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RESULTS OF OPERATIONS
THREE MONTHS ENDED NOVEMBER 30, 2017 COMPARED TO
THREE MONTHS ENDED NOVEMBER 30, 2016
Lennar Homebuilding
Revenues from home sales increased 14% in the fourth quarter of 2017 to $3.3 billion from $2.9 billion in the fourth quarter of 2016. Revenues were higher primarily due to a 5% increase in the number of home deliveries, excluding unconsolidated entities, and an 8% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 8,614 homes in the fourth quarter of 2017 from 8,206 homes in the fourth quarter of 2016. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other, except Homebuilding East that was slightly down from prior year due to the impact of Hurricane Irma on deliveries in the fourth quarter. The average sales price of homes delivered, excluding unconsolidated entities, increased to $387,000 in the fourth quarter of 2017 from $357,000 in the fourth quarter of 2016. Sales incentives offered to homebuyers were $23,500 per home delivered in the fourth quarter of 2017, or 5.7% as a percentage of home sales revenue, compared to $23,700 per home delivered in the same period last year, or 6.2% as a percentage of home sales revenue. The improvement in sales incentives was primarily due to the Homebuilding West segment.
Gross margins on home sales were $747.5 million, or 22.4%, in the fourth quarter of 2017, compared to $683.5 million, or 23.3%, in the fourth quarter of 2016. Gross margin percentage on home sales decreased compared to the fourth quarter of 2016 primarily due to an increase in land and construction costs per home, partially offset by an increase in the average sales price of homes delivered.
Selling, general and administrative expenses were $281.0 million in the fourth quarter of 2017, compared to $256.2 million in the fourth quarter of 2016. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 8.4% in the fourth quarter of 2017, from 8.7% in the fourth quarter of 2016, primarily due to a decrease in external broker commissions as a percentage of revenues from home sales and improved operating leverage.
Gross profits on land sales were $21.0 million in the fourth quarter of 2017, compared to $24.3 million in the fourth quarter of 2016.
Lennar Homebuilding equity in loss from unconsolidated entities was $19.0 million in the fourth quarter of 2017, compared to $24.6 million in the fourth quarter of 2016. In the fourth quarter of 2017, Lennar Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of valuation adjustments related to assets of Lennar Homebuilding's unconsolidated entities. In the fourth quarter of 2016, Lennar Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of net operating losses associated with the new FivePoint unconsolidated entity formed as the result of the FivePoint combination in the second quarter of fiscal 2016.
Lennar Homebuilding other income, net, was $10.4 million in the fourth quarter of 2017, compared to $9.7 million in the fourth quarter of 2016.

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Lennar Homebuilding interest expense was $81.7 million in the fourth quarter of 2017 ($73.4 million was included in costs of homes sold, $5.9 million in costs of land sold and $2.4 million in other interest expense), compared to $73.3 million in the fourth quarter of 2016 ($69.4 million was included in costs of homes sold, $2.6 million in costs of land sold and $1.3 million in other interest expense). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $42.1 million in the fourth quarter of 2017, compared to $51.4 million in the fourth quarter of 2016. Operating earnings decreased primarily due to decreased profitability in the segment's mortgage operations as a result of a significant decline in refinance transactions, which led to both lower origination volume and profit per loan.
Rialto
Operating earnings for the Rialto segment were $2.2 million in the fourth quarter of 2017 (which included $12.0 million of operating loss and an add back of $14.2 million of net loss attributable to noncontrolling interests). Operating earnings in the fourth quarter of 2016 were $8.0 million (which included $0.2 million of operating loss and an add back of $8.2 million of net loss attributable to noncontrolling interests). The decrease in operating earnings was primarily due to a decrease in Rialto Mortgage Finance ("RMF") securitization revenues as a result of lower volume and an increase in REO and loan impairments, partially offset by an increase in interest income, incentive income related to carried interest distributions from the Rialto real estate funds and a decrease in general and administrative expenses.
Lennar Multifamily
Operating earnings for the Lennar Multifamily segment were $38.6 million in the fourth quarter of 2017, compared to $41.4 million in the fourth quarter of 2016. The decrease in profitability was primarily due to the segment's $43.8 million share of gains related to the sale of two operating properties by Lennar Multifamily's unconsolidated entities in the fourth quarter of 2017, compared to the segment's $47.2 million share of gains related to the sale of four operating properties by Lennar Multifamily's unconsolidated entities in the fourth quarter of 2016.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $85.6 million, or 2.3% as a percentage of total revenues, in the fourth quarter of 2017, compared to $67.9 million, or 2.0% as a percentage of total revenues, in the fourth quarter of 2016. The increase was primarily due to personnel and related expenses and professional expenses related to technology investments.
Noncontrolling Interests
Net loss attributable to noncontrolling interests was $11.8 million and $3.0 million in the fourth quarter of 2017 and 2016, respectively. Net loss attributable to noncontrolling interests during the fourth quarter of 2017 and 2016 was primarily attributable to a net loss related to the FDIC's interest in the portfolio of real estate loans that the

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Company acquired in partnership with the FDIC in 2010, partially offset by net earnings related to the Lennar Homebuilding consolidated joint ventures.
YEAR ENDED NOVEMBER 30, 2017 COMPARED TO
YEAR ENDED NOVEMBER 30, 2016
Lennar Homebuilding
Revenues from home sales increased 15% in the year ended November 30, 2017 to $11.0 billion from $9.6 billion in the year ended November 30, 2016. Revenues were higher primarily due to an 11% increase in the number of home deliveries, excluding unconsolidated entities, and a 4% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 29,322 homes in the year ended November 30, 2017 from 26,481 homes in the year ended November 30, 2016. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other. The average sales price of homes delivered, excluding unconsolidated entities, increased to $376,000 in the year ended November 30, 2017 from $361,000 in the year ended November 30, 2016. Sales incentives offered to homebuyers were $22,700 per home delivered in the year ended November 30, 2017, or 5.7% as a percentage of home sales revenue, compared to $22,500 per home delivered in the year ended November 30, 2016, or 5.9% as a percentage of home sales revenue.
Gross margins on home sales were $2.4 billion, or 22.1%, in the year ended November 30, 2017, compared to $2.2 billion, or 23.0%, in the year ended November 30, 2016. Gross margin percentage on home sales decreased compared to the year ended November 30, 2016 primarily due to an increase in construction and land costs per home, partially offset by an increase in the average sales price of homes delivered.
Selling, general and administrative expenses were $1.0 billion in the year ended November 30, 2017, compared to $898.9 million in the year ended November 30, 2016. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 9.2% in the year ended November 30, 2017, from 9.4% in the year ended November 30, 2016, due to improved operating leverage as a result of an increase in home deliveries.
Gross profits on land sales were $29.9 million in the year ended November 30, 2017, compared to $44.7 million in the year ended November 30, 2016.
Lennar Homebuilding equity in loss from unconsolidated entities was $61.7 million in the year ended November 30, 2017, compared to $49.3 million in the year ended November 30, 2016. In the year ended November 30, 2017, Lennar Homebuilding equity in loss from unconsolidated entities was attributable to the Company's share of net operating losses from its unconsolidated entities which were primarily driven by general and administrative expenses and valuation adjustments related to assets of Lennar Homebuilding's unconsolidated entities, partially offset by profits from land sales. In the year ended November 30, 2016, Lennar Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of costs associated with the FivePoint combination as well as the Company's share of net operating losses associated with the new FivePoint unconsolidated entity formed as the result of this combination. This was partially offset by $12.7 million of equity in earnings from one of the Company's unconsolidated entities primarily due to sales of homesites to third parties.

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Lennar Homebuilding other income, net, totaled $22.8 million in the year ended November 30, 2017, compared to $52.8 million in the year ended November 30, 2016. In the year ended November 30, 2016, other income, net, included management fee income and a profit participation related to Lennar Homebuilding's strategic joint ventures and gains on the sale of several clubhouses.
Lennar Homebuilding loss due to litigation of $140 million in the year ended November 30, 2017 was related to litigation regarding a contract the Company entered into in 2005 to purchase property in Maryland. As a result of the litigation, the Company purchased the property for $114 million, which approximated the Company's estimate of fair value for the property. In addition, the Company paid approximately $124 million in interest and other closing costs and has accrued for the amount it expects to pay as reimbursement for attorney's fees.
Lennar Homebuilding interest expense was $277.8 million in the year ended November 30, 2017 ($260.7 million was included in costs of homes sold, $10.0 million in costs of land sold and $7.2 million in other interest expense), compared to $245.1 million in the year ended November 30, 2016 ($235.1 million was included in costs of homes sold, $5.3 million in costs of land sold and $4.6 million in other interest expense). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $155.5 million in the year ended November 30, 2017, compared to $163.6 million in the year ended November 30, 2016. Operating earnings decreased due to lower profitability in the segment's mortgage operations as a result of a decrease in refinance transactions, which led to both lower origination volume and profit per loan. This was partially offset by higher profit per transaction in the segment's title operations and earnings from the real estate brokerage business which was acquired as part of the WCI Communities, Inc. ("WCI") acquisition in February 2017.
Rialto
Operating earnings for the Rialto segment were $23.6 million in the year ended November 30, 2017 (which included $22.5 million of operating loss and an add back of $46.1 million of net loss attributable to noncontrolling interests). Operating earnings in the year ended November 30, 2016 were $2.1 million (which included $16.7 million of operating loss and an add back of $18.8 million of net loss attributable to noncontrolling interests). The increase in operating earnings was primarily related to an increase in incentive income related to carried interest distributions from the Rialto real estate funds, as well as an increase in management fee income and equity in earnings from unconsolidated entities. This was partially offset by an increase in REO and loan impairments and general and administrative expenses. In addition, the year ended November 30, 2016 included a $16.0 million write-off of uncollectible receivables related to a hospital, which was acquired through the resolution of one of Rialto's loans from a 2010 portfolio.

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Lennar Multifamily
Operating earnings for the Lennar Multifamily segment were $73.4 million in the year ended November 30, 2017, compared to operating earnings of $71.2 million in the year ended November 30, 2016. The increase in profitability was primarily due to the segment's $96.7 million share of gains as a result of the sale of seven operating properties by Lennar Multifamily's unconsolidated entities, compared to the segment's $91.0 million share of gains as a result of the sale of seven operating properties by Lennar Multifamily's unconsolidated entities in the year ended November 30, 2016.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $285.9 million, or 2.3% as a percentage of total revenues, in the year ended November 30, 2017, compared to $232.6 million, or 2.1% as a percentage of total revenues, in the year ended November 30, 2016. The increase was primarily due to personnel and related expenses and professional expenses related to technology investments.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were ($38.7) million and $1.2 million in the years ended November 30, 2017 and 2016, respectively. Net loss attributable to noncontrolling interests during the year ended November 30, 2017 was primarily attributable to a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC in 2010. Net earnings attributable to noncontrolling interests during the year ended November 30, 2016 were primarily attributable to earnings related to Lennar Homebuilding consolidated joint ventures, partially offset by a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.
OTHER TRANSACTIONS
Proposed Merger with CalAtlantic
In October 2017, the Company entered into an agreement under which CalAtlantic Group, Inc. ("CalAtlantic") will be merged with, and will become, a wholly owned subsidiary of the Company (the "Merger"). In the Merger, CalAtlantic stockholders will be entitled to receive for each share of CalAtlantic stock 0.885 shares of the Company’s Class A common stock and 0.0177 shares of the Company’s Class B common stock. However, the Company will pay $48.26 per share in cash for 24,083,091 of the shares of CalAtlantic common stock, which will total approximately $1.16 billion. The Merger is subject to approval by the stockholders of both CalAtlantic and the Company at meetings scheduled to be held on February 12, 2018.
Debt Transactions
In November 2017, the Company redeemed $400 million aggregate principal amount of 4.750% Senior Notes due 2017. The redemption price, which was paid in cash, was 100% of the principal amount plus accrued but unpaid interest.

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In November 2017, the Company issued $300 million aggregate principal amount of 2.95% Senior Notes due 2020 (the “2.95% Senior Notes”) and $900 million aggregate principal amount of 4.750% Senior Notes due 2027 (the “4.750% Senior Notes”) at a price of 100% in a private placement. Proceeds from the offering, after payment of underwriting fees and certain expenses, were $1.19 billion. The Company intends to use the net proceeds of this offering to fund the portion of the cash consideration payable by the Company in connection with the Merger, to pay expenses related to the Merger and for general corporate purposes. Interest on the 2.95% Senior Notes and 4.750% Senior Notes is due semi-annually beginning May 2018.
In August 2017, the Company redeemed $250 million aggregate principal amount of its 6.875% senior notes due 2021 that had been issued by WCI. The redemption price, which was paid in cash, was 103.438% of the principal amount plus accrued but unpaid interest up to, but not including, the redemption date.
In April 2017, the Company issued $650 million aggregate principal amount of 4.50% senior notes due 2024. The Company used the net proceeds of this offering for the retirement of its 12.25% senior notes due 2017 for 100% of the $400 million outstanding principal amount, plus accrued and unpaid interest, and the redemption of its 6.875% senior notes due 2021, noted above.
In January 2017, the Company issued $600 million aggregate principal amount of 4.125% senior notes due 2022 (the "4.125% Senior Notes"). The Company used the net proceeds from the sale of the 4.125% Senior Notes to fund a portion of the cash consideration for the Company's acquisition of WCI, to pay costs and expenses related to the acquisition of WCI and for general corporate purposes.
Credit Facility
In May 2017, the Company amended the credit agreement governing its unsecured revolving credit facility (the "Credit Facility") to increase the maximum borrowings from $1.8 billion to $2.0 billion and extend the maturity on $1.4 billion of the Credit Facility from June 2020 to June 2022. The $2.0 billion includes a $403 million accordion feature, subject to additional commitments. As of November 30, 2017, there were no outstanding borrowings under the Credit Facility.
SUBSEQUENT EVENT
Tax Reform
In December 2017, the Tax Cuts and Jobs Act was enacted which will have a positive impact on our effective tax rate in 2018 and subsequent years. The tax reform bill will reduce our effective tax rate in 2018 from 34% to approximately 25%. Excluded from our 2018 effective tax rate is a one-time non-cash write-down of our deferred tax assets of approximately $70 million which will be recorded in the first quarter of 2018 as a result of our lower effective tax rate.

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding a strategic transaction closing in the first quarter of 2018, our combination with CalAtlantic closing in February 2018, the effect of the Tax Cuts and Jobs Act on our effective tax rate, our belief regarding the homebuilding market and other markets in which we participate, and our belief regarding how we are positioned to take advantage of opportunities, or to avoid problems, in those markets and to advance the future growth of our businesses. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our ability to manage our cost structure, both in our Lennar Homebuilding and Lennar Multifamily businesses; a slowdown in the real estate markets across the nation, including a slowdown in the market for single family homes or the multifamily rental market; unfavorable losses in legal proceedings; decreased demand for our homes or Lennar Multifamily rental properties, and our inability to successfully sell our apartments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our ability to successfully execute our strategies; a decline in the value of the land and home inventories we maintain or possible future write-downs of the carrying value of our real estate assets; that the Tax Cuts and Jobs Act will not have the positive impact on our effective tax rate that we anticipate; that the write-down of our deferred tax assets be higher than we expect; with respect to the strategic transaction and the CalAtlantic transaction, that either or both of the transactions do not close, or closing is delayed; the inability of the Rialto segment to profit from the investments it makes; the inability of Rialto to sell mortgages it originates into securitizations on favorable terms; reduced availability of mortgage financing or increased interest rates; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2016. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s fourth quarter earnings will be held at 11:00 a.m. Eastern Time on Wednesday, January 10, 2018. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-1758 and entering 5723593 as the confirmation number.
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10-10-10
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2017	2016	2017	2016
Revenues:
Lennar Homebuilding	$3,410,612	3,007,002	11,200,242	9,741,337
Lennar Financial Services	198,647	195,915	770,109	687,255
Rialto	73,439	81,532	281,243	233,966
Lennar Multifamily	102,871	92,177	394,771	287,441
Total revenues	$3,785,569	3,376,626	12,646,365	10,949,999

Lennar Homebuilding operating earnings	$478,845	436,716	1,269,039	1,344,932
Lennar Financial Services operating earnings	42,076	51,350	155,524	163,617
Rialto operating loss	(11,998)	(159)	(22,495)	(16,692)
Lennar Multifamily operating earnings	38,616	41,400	73,432	71,174
Corporate general and administrative expenses	(85,556)	(67,928)	(285,889)	(232,562)
Earnings before income taxes	461,983	461,379	1,189,611	1,330,469
Provision for income taxes	(164,201)	(150,909)	(417,857)	(417,378)
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	297,782	310,470	771,754	913,091
Less: Net earnings (loss) attributable to noncontrolling interests	(11,808)	(2,983)	(38,726)	1,247
Net earnings attributable to Lennar	$309,590	313,453	810,480	911,844

Average shares outstanding:
Basic (1)	237,562	230,898	237,155	223,078
Diluted (1)	237,564	236,856	237,156	235,370

Earnings per share:
Basic (1)	$1.29	1.34	3.38	4.05
Diluted (1) (2)	$1.29	1.31	3.38	3.86

Supplemental information:
Interest incurred (3)	$70,376	67,909	290,325	281,394

EBIT (4):
Net earnings attributable to Lennar	$309,590	313,453	810,480	911,844
Provision for income taxes	164,201	150,909	417,857	417,378
Interest expense	81,728	73,277	277,809	245,061
EBIT	$555,519	537,639	1,506,146	1,574,283

(1)
Basic and diluted average shares outstanding and earnings per share calculations have been retroactively adjusted in the periods presented to reflect 4.7 million Class B shares distributed as a part of the stock dividend on November 27, 2017.

(2)
For the three months and year ended November 30, 2016, diluted earnings per share includes an add back of interest of $0.7 million and $5.5 million, respectively, related to the Company's 3.25% convertible senior notes.

(3)	Amount represents interest incurred related to Lennar Homebuilding debt.

(4)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2017	2016	2017	2016
Lennar Homebuilding revenues:
Sales of homes	$3,333,428	2,930,921	11,035,299	9,558,517
Sales of land	77,184	76,081	164,943	182,820
Total revenues	3,410,612	3,007,002	11,200,242	9,741,337

Lennar Homebuilding costs and expenses:
Costs of homes sold	2,585,926	2,247,402	8,601,346	7,362,853
Costs of land sold	56,222	51,792	135,075	138,111
Selling, general and administrative	281,012	256,167	1,015,848	898,917
Total costs and expenses	2,923,160	2,555,361	9,752,269	8,399,881
Lennar Homebuilding operating margins	487,452	451,641	1,447,973	1,341,456
Lennar Homebuilding equity in loss from unconsolidated entities	(19,017)	(24,608)	(61,708)	(49,275)
Lennar Homebuilding other income, net	10,410	9,683	22,774	52,751
Lennar Homebuilding loss due to litigation	—	—	(140,000)	—
Lennar Homebuilding operating earnings	$478,845	436,716	1,269,039	1,344,932

Lennar Financial Services revenues	$198,647	195,915	770,109	687,255
Lennar Financial Services costs and expenses	156,571	144,565	614,585	523,638
Lennar Financial Services operating earnings	$42,076	51,350	155,524	163,617

Rialto revenues	$73,439	81,532	281,243	233,966
Rialto costs and expenses	72,057	74,353	247,549	229,769
Rialto equity in earnings from unconsolidated entities	14,137	4,624	25,447	18,961
Rialto other expense, net	(27,517)	(11,962)	(81,636)	(39,850)
Rialto operating loss	$(11,998)	(159)	(22,495)	(16,692)

Lennar Multifamily revenues	$102,871	92,177	394,771	287,441
Lennar Multifamily costs and expenses	105,775	97,542	407,078	301,786
Lennar Multifamily equity in earnings from unconsolidated entities	41,520	46,765	85,739	85,519
Lennar Multifamily operating earnings	$38,616	41,400	73,432	71,174

12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries and New Orders
(Dollars in thousands, except average sales price)
(unaudited)

	For the Three Months Ended November 30,
	2017	2016	2017	2016	2017	2016
Deliveries:	Homes		Dollar Value		Average Sales Price
East	4,207	4,260	$1,378,540	1,317,343	$328,000	309,000
Central	2,085	1,865	694,429	616,262	333,000	330,000
West	1,858	1,640	1,029,791	791,905	554,000	483,000
Other	483	463	245,009	221,297	507,000	478,000
Total	8,633	8,228	$3,347,769	2,946,807	$388,000	358,000
Of the total homes delivered listed above, 19 homes with a dollar value of $14.3 million and an average sales price of $755,000 represent home deliveries from unconsolidated entities for the three months ended November 30, 2017, compared to 22 home deliveries with a dollar value of $15.9 million and an average sales price of $722,000 for the three months ended November 30, 2016.

New Orders:	Homes		Dollar Value		Average Sales Price
East	3,719	3,292	$1,222,341	1,014,620	$329,000	308,000
Central	1,800	1,557	602,611	530,367	335,000	341,000
West	1,441	1,342	806,666	651,687	560,000	486,000
Other	397	407	198,224	199,759	499,000	491,000
Total	7,357	6,598	$2,829,842	2,396,433	$385,000	363,000
Of the total new orders listed above, 28 homes with a dollar value of $19.8 million and average sales price of $708,000 represent new orders from unconsolidated entities for the three months ended November 30, 2017, compared to net 5 cancellations from unconsolidated entities with a dollar value of $6.5 million and an average sales price of $1,294,000 for the three months ended November 30, 2016.

	For the Years Ended November 30,
	2017	2016	2017	2016	2017	2016
Deliveries:	Homes		Dollar Value		Average Sales Price
East	14,076	12,483	$4,577,296	3,890,405	$325,000	312,000
Central	7,262	6,788	2,444,924	2,218,590	337,000	327,000
West	6,238	5,734	3,199,252	2,757,112	513,000	481,000
Other	1,818	1,558	862,657	748,040	475,000	480,000
Total	29,394	26,563	$11,084,129	9,614,147	$377,000	362,000
Of the total homes delivered listed above, 72 homes with a dollar value of $48.8 million and an average sales price of $678,000 represent home deliveries from unconsolidated entities for the year ended November 30, 2017, compared to 82 home deliveries with a dollar value of $55.6 million and an average sales price of $678,000 for the year ended November 30, 2016.

New Orders:	Homes		Dollar Value		Average Sales Price
East	14,775	12,764	$4,795,740	3,977,605	$325,000	312,000
Central	7,154	7,041	2,409,559	2,354,618	337,000	334,000
West	6,715	5,910	3,529,945	2,832,993	526,000	479,000
Other	1,704	1,657	823,993	788,721	484,000	476,000
Total	30,348	27,372	$11,559,237	9,953,937	$381,000	364,000
Of the total new orders listed above, 65 homes with a dollar value of $48.0 million and an average sales price of $738,000 represent new orders from unconsolidated entities for the year ended November 30, 2017, compared to 23 new orders with a dollar value of $9.2 million and an average sales price of $401,000 for the year ended November 30, 2016.

13-13-13

LENNAR CORPORATION AND SUBSIDIARIES
Summary of Backlog
(Dollars in thousands, except average sales price)
(unaudited)

	November 30,
	2017	2016	2017	2016	2017	2016
Backlog:	Homes		Dollar Value		Average Sales Price
East (1)	4,300	3,243	$1,468,830	1,065,425	$342,000	329,000
Central	2,213	2,321	785,469	821,608	355,000	354,000
West	2,007	1,530	1,078,760	748,488	537,000	489,000
Other (2)	415	529	217,307	256,017	524,000	484,000
Total	8,935	7,623	$3,550,366	2,891,538	$397,000	379,000
Of the total homes in backlog listed above, 23 homes with a backlog dollar value of $15.2 million and an average sales price of $659,000 represent the backlog from unconsolidated entities at November 30, 2017, compared to 30 homes with a backlog dollar value of $16.0 million and an average sales price of $533,000 at November 30, 2016.

(1)
During the year ended November 30, 2017, the Company acquired 359 homes in backlog related to the WCI acquisition. During the year ended November 30, 2016, the Company acquired 110 homes in backlog from other homebuilders.

(2)	During the year ended November 30, 2016, the Company acquired 58 homes in backlog.
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas
West: California and Nevada
Other: Illinois, Minnesota, Oregon, Tennessee and Washington

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	November 30,
	2017	2016
Lennar Homebuilding debt	$6,410,003	4,575,977
Stockholders' equity	7,872,317	7,026,042
Total capital	$14,282,320	11,602,019
Lennar Homebuilding debt to total capital	44.9%	39.4%

Lennar Homebuilding debt	$6,410,003	4,575,977
Less: Lennar Homebuilding cash and cash equivalents	2,282,925	1,050,138
Net Lennar Homebuilding debt	$4,127,078	3,525,839
Net Lennar Homebuilding debt to total capital (1)	34.4%	33.4%

(1)
Net Lennar Homebuilding debt to total capital is a non-GAAP financial measure defined as net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus stockholders' equity). The Company believes the ratio of net Lennar Homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in Lennar Homebuilding operations. However, because net Lennar Homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.

14-14-14
As previously disclosed, the Merger is expected to close in February 2018. As such, below are CalAtlantic's fourth quarter and year ended December 31, 2017 selected operating data released by CalAtlantic today. For additional information, refer to CalAtlantic's website: www.calatlantichomes.com.

CALATLANTIC GROUP, INC.
Supplemental Data
(Dollars in thousands, except average sales price)
(unaudited)

	Three Months Ended December 31
	2017		2016		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
New homes delivered (1)	4,557	$461,000	4,338	$450,000	5%	2%
Net new orders (2)	3,407	463,000	2,848	447,000	20%	4%

	Years Ended December 31
	2017		2016		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
New homes delivered (1)	14,602	$450,000	14,229	$447,000	3%	1%
Net new orders (2)	15,205	466,000	14,435	439,000	5%	6%

	Three Months Ended December 31			Years Ended December 31
	2017	2016	% Change	2017	2016	% Change
Average number of selling communities during the period	565	580	(3)%	565	570	(1)%

	At December 31
	2017		2016		% Change
	Homes	Dollar Value	Homes	Dollar Value	Homes	Dollar Value
Backlog (3)	6,420	$3,217,810	5,817	$2,663,851	10%	21%

(1)
As a result of Hurricanes Harvey and Irma, the Weyerhauser I-joist issue discussed in CalAtlantic's most recent Form 10-Q, and the California wildfires, approximately 455 closings that were scheduled to close during the 2017 fourth quarter have been rescheduled to close in the 2018 first quarter.

(2)
Net new orders for the 2017 fourth quarter include 105 homes in backlog acquired in connection with CalAtlantic's December 2017 acquisition of Home South Communities, one of the largest privately-held builders in the Atlanta metro market.

(3)	As of December 31, 2017, the average gross margin of the 6,420 homes in backlog was approximately 21.1%, up 70 basis points compared to the total homes in backlog as of December 31, 2016.